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                                                                  EXHIBIT (C)(1)

                                                                  CONFORMED COPY


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                          AGREEMENT AND PLAN OF MERGER


                           Dated as of April 27, 1998


                                      Among


                            LUCENT TECHNOLOGIES INC.


                           REINDEER ACQUISITION, INC.


                                       And


                               YURIE SYSTEMS, INC.



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

                                    The Offer

SECTION 1.01.   The Offer..................................................  2
SECTION 1.02.   Company Actions ...........................................  4


                                   ARTICLE II

                                   The Merger

SECTION 2.01.   The Merger ................................................  5
SECTION 2.02.   Closing ...................................................  6
SECTION 2.03.   Effective Time ............................................  6
SECTION 2.04.   Effects of the Merger .....................................  6
SECTION 2.05.   Certificate of Incorporation and By-laws...................  6
SECTION 2.06.   Directors .................................................  7
SECTION 2.07.   Officers...................................................  7


                                   ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

SECTION 3.01.   Effect on Capital Stock....................................  7
SECTION 3.02.   Exchange of Certificates ..................................  8
SECTION 3.03.   Adjustment of the Merger Consideration .................... 11


                                   ARTICLE IV

                  Representations and Warranties of the Company

SECTION 4.01.   Organization, Standing and Corporate Power................. 11
SECTION 4.02.   Subsidiaries; Equity Interests............................. 12
SECTION 4.03.   Capital Structure ......................................... 12
SECTION 4.04.   Authority; Noncontravention................................ 13
SECTION 4.05.   SEC Documents; Financial Statements ....................... 15
SECTION 4.06.   Information Supplied ...................................... 16

                                                                  Contents, p. 2


                                                                            Page
                                                                            ----

SECTION 4.07.   Absence of Certain Changes or Events ...................... 16
SECTION 4.08.   Litigation ................................................ 17
SECTION 4.09.   Contracts ................................................. 17
SECTION 4.10.   Compliance with Laws ...................................... 18
SECTION 4.11.   Absence of Changes in Benefit Plans; Labor Relations....... 19
SECTION 4.12.   ERISA Compliance .......................................... 20
SECTION 4.13.   Taxes ..................................................... 21
SECTION 4.14.   No Excess Parachute Payments .............................. 22
SECTION 4.15.   Intellectual Property ..................................... 22
SECTION 4.16.   State Takeover Statutes ................................... 23
SECTION 4.17.   Brokers; Schedule of Fees and Expenses..................... 23
SECTION 4.18.   Opinion of Financial Advisor .............................. 23


                                    ARTICLE V

                         Representations and Warranties
                                of Parent and Sub

SECTION 5.01.   Organization, Standing and Corporate Power ................ 24
SECTION 5.02.   Authority; Noncontravention................................ 24
SECTION 5.03.   Information Supplied....................................... 25
SECTION 5.04.   Interim Operations of Sub ................................. 26
SECTION 5.05.   Brokers ................................................... 26
SECTION 5.06.   Financing ................................................. 26


                                   ARTICLE VI

                                    Covenants

SECTION 6.01.   Covenants of the Company................................... 26
SECTION 6.02.   No Solicitation ........................................... 29
SECTION 6.03.   Other Actions.............................................. 31


                                   ARTICLE VII

                              Additional Agreements

SECTION 7.01.   Company Stockholder Approval;
                  Preparation of Proxy Statement........................... 31
SECTION 7.02.   Access to Information...................................... 32
SECTION 7.03.   Reasonable Efforts......................................... 32
SECTION 7.04.   Company Stock Options...................................... 34
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                                                                  Contents, p. 3


                                                                            Page
                                                                            ----

SECTION 7.05.   Employee Matters........................................... 36
SECTION 7.06.   Directors.................................................. 37
SECTION 7.07.   Fees and Expenses.......................................... 38
SECTION 7.08.   Indemnification............................................ 39
SECTION 7.09.   Certain Litigation......................................... 39


                                  ARTICLE VIII

                                   Conditions

SECTION 8.01.   Conditions to Each Party's Obligation
                  To Effect The Merger..................................... 40


                                   ARTICLE IX

                            Termination and Amendment

SECTION 9.01.   Termination................................................ 40
SECTION 9.02.   Effect of Termination...................................... 41
SECTION 9.03.   Amendment.................................................. 43
SECTION 9.04.   Extension; Waiver.......................................... 43


                                    ARTICLE X

                                  Miscellaneous

SECTION 10.01.  Nonsurvival of Representations,
                  Warranties and Agreements................................ 44
SECTION 10.02.  Notices.................................................... 44
SECTION 10.03.  Interpretation............................................. 45
SECTION 10.04.  Counterparts............................................... 46
SECTION 10.05.  Entire Agreement; Third Party Beneficiaries................ 46
SECTION 10.06.  Governing Law.............................................. 46
SECTION 10.07.  Publicity.................................................. 46
SECTION 10.08.  Assignment................................................. 47
SECTION 10.09.  Enforcement................................................ 47
SECTION 10.10.  Severability............................................... 47

Exhibit A       Conditions of the Offer
Exhibit B       Certificate of Incorporation of the Surviving Corporation
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                        AGREEMENT AND PLAN OF MERGER dated as of April 27, 1998,
                  among LUCENT TECHNOLOGIES INC., a Delaware corporation ("Parent"), REINDEER ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and YURIE SYSTEMS, INC., a Delaware corporation (the "Company").


            WHEREAS, in furtherance of the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Common Stock, par value $.01 per share, of the Company, the "Company Common Stock"; the shares of Company Common Stock being hereinafter collectively referred to as the "Shares"), at a purchase price (the "Offer Price") of $35.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement;

            WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the Offer and the merger of Sub with the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Share, other than Shares owned directly or indirectly by Parent or the Company and Dissenting Shares (as defined in Section 3.01(d)), will be converted into the right to receive the price per Share paid in the Offer;

            WHEREAS, concurrently with the execution of this Agreement and as a condition to the willingness of Parent and Sub to enter into this Agreement, Parent, Sub and certain principal stockholders of the Company (the "Principal Stockholders") have entered into a stockholders agreement dated as of the date hereof (the "Stockholders Agreement") pursuant to which, among other things, the Principal Stockholders will agree to tender all their shares of Company Common Stock into the Offer upon the terms and subject to the conditions set forth in the Stockholders Agreement; and

            WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.
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                                                                               2


            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                    The Offer

            SECTION 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The initial expiration date for the Offer shall be the 20th business day following the commencement of the Offer. The obligation of Sub to accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, provided that, without the prior written consent of the Company, Sub shall not waive the Minimum Condition (as defined in Exhibit A)) and to the terms and conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the Offer Conditions, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or
(vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or any period required by applicable law and (C) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. Parent and Sub agree that if all of the Offer Conditions are not satisfied on any scheduled expiration date of the Offer
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                                                                               3


then, provided that all such conditions are reasonably capable of being satisfied, Sub shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond September 28, 1998. Subject to the terms and conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as promptly as practicable after the expiration of the Offer.

            (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company or any of its stockholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

            (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

            SECTION 1.02. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Stockholders Agreement, the Offer and the Merger, determining, as of the date of such resolutions, that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, recommending that the Company's stockholders accept the Offer, tender their shares pursuant to the Offer and approve this Agreement (if required) and approving the acquisition of Shares by Sub pursuant to the Offer and the other transactions contemplated by this Agreement. The Company has been advised by each of its directors and executive officers that each such person currently intends to tender all Shares (other than Shares, if any, held by such person that, if tendered, could cause such person to incur liability under the provisions of Section 16(b) of the Exchange Act) owned by such persons pursuant to the Offer.

            (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as supplemented or amended from time to time, the "Schedule 14D-9") containing, subject to the terms of this Agreement, the recommendation described in paragraph (a) and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use
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                                                                               5


in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments.

            (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and each of their affiliates, associates and agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.


                                   ARTICLE II

                                   The Merger

            SECTION 2.01. The Merger. Subject to the last two sentences of this
Section 2.01, upon the terms and subject to the conditions set forth in this Agreement, and
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                                                                               6


in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, to the extent that any such action would not cause a failure of a condition to the Offer or the Merger, any direct or indirect wholly owned subsidiary (as defined in Section 10.03) of Parent may be substituted for and assume all of the rights and obligations of Sub as a constituent corporation in the Merger. In either such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

            SECTION 2.02. Closing. The closing of the Merger will take place at 10:00 a.m. (New York City time) on a date to be specified by Parent or Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto.

            SECTION 2.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

            SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

            SECTION 2.05. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended as of the Effective
Time so that such Certificate of Incorporation shall read in its entirety as set forth in Exhibit B. As so amended, such
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                                                                               7


certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended, subject to Section 7.08, as provided therein or by applicable law.

            (b) The By-laws of Sub as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended, subject to Section 7.08, as provided therein or by applicable law.

            SECTION 2.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.

            SECTION 2.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE III

                Effect of the Merger on the Capital Stock of the
               Constituent Corporations; Exchange of Certificates

            SECTION 3.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

            (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

            (b) Cancelation of Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company and each Share that is owned by Parent or Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share that is owned by any subsidiary of the Company or Parent (other than Sub) shall remain outstanding without change.

            (c) Conversion of Shares. Subject to Section 3.01(d), each issued and outstanding Share (other than Shares to be canceled or to remain outstanding in accordance with Section 3.01(b) and other than Dissenting Shares (as defined in Section 3.01(d)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share paid in the Offer (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

            (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who complies with all the provisions of Delaware law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 3.01(c), but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Delaware law. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right to appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            SECTION 3.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate The Bank of New York, or another bank or trust company reasonably satisfactory to the Company, to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the prompt payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to Section 3.01, and such amounts as and when so made available shall hereinafter be referred to as the "Exchange Fund" (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

            (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancelation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

            (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

            (d) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.04)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

            (e) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.01, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may reasonably require of the holder of such lost, stolen or destroyed certificates.

            (f) Unclaimed Portion of the Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company six months (or such later time as Parent may elect) after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not therefore complied with this
Article III shall thereafter look only to Parent and the Surviving Corporation for payment of any Merger

Consideration that may be payable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement, without any interest thereon.

            (g) Withholding. Parent or Sub, as the case may be, shall be entitled to withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under the applicable tax withholding requirements of the Code (as defined in Section 4.12) or under any provision of state, local or foreign tax law. Any amount so withheld shall be delivered to the applicable taxing authority for the account of such former holder of Shares from whom the amount was withheld.

            (h) Payment of Expenses. Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for the Certificates surrendered.

            SECTION 3.03. Adjustment of the Merger Consideration. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.


                                   ARTICLE IV

                  Representations and Warranties of the Company

            Except as disclosed in the SEC Documents (as defined in Section 4.05) filed or publicly available prior to the date of this Agreement (the "Filed SEC Documents") or set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken, the Company represents and warrants to Parent and Sub as follows:

            SECTION 4.01. Organization, Standing and Corporate Power. Each of the Company and its subsidiaries (as defined in Section 10.03) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect (as defined in Section 10.03) on the Company. The Company has delivered or made available to Parent complete and correct copies of its Certificate of Incorporation and Amended and Restated By-Laws, in each case as amended to the date hereof.

            SECTION 4.02. Subsidiaries; Equity Interests. (a) Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 includes all the subsidiaries of the Company. All the outstanding shares of capital stock of, or other equity interests in, each such subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). The outstanding capital stock of each subsidiary was issued in compliance in all material respects with all applicable Federal and state securities laws and regulations.

            (b) Except for its interests in its subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

            SECTION 4.03. Capital Structure. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). At the close of business on April 24, 1998, (i) 25,520,763 shares of Company Common Stock and no shares of Preferred Stock were issued and outstanding, (ii) 18,845 shares of Company Common Stock were held by the Company in its treasury, (iii) 5,484,329 shares of Company Common Stock were reserved for issuance pursuant to outstanding Stock Options under the Company Stock Plans (each as defined in Section 7.04),

(iv) 180,816 shares of Company Common Stock were reserved for issuance pursuant to the Yurie Systems, Inc., Employee Stock Purchase Plan (the "ESPP") and (v) 191,374 shares of Company Common Stock were reserved for issuance pursuant to the Yurie Systems, Inc. 401(k) Savings Plan (the "401(k) Plan"). Except as set forth above, at the close of business on April 24, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans, the ESPP and the 401(k) Plan will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company's Certificate of Incorporation or By-laws or any Contract (as defined in Section 4.04) to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote ("Voting Company Debt"). Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements, or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound (i) obligating the Company or any subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any subsidiary or any Voting Company Debt or (ii) obligating the Company or any subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. The Company is not a party to any voting agreement with respect to the voting of any of its securities. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries. The outstanding capital stock of the Company was issued in compliance with all applicable Federal and state securities laws and regulations. The shares of Company Common Stock set forth in Exhibit A to the Stockholders Agreement represent in excess of a majority of the outstanding shares of Company Common Stock on a fully diluted basis.

            SECTION 4.04. Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject only to, if required by law, approval of the Merger by an affirmative vote of the holders of a majority of the Shares (the "Company Stockholder Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, only to the Company Stockholder Approval if such approval is required by law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Liens in or upon any of the properties or assets of the Company or any of its subsidiaries under any provision of (i) the Certificate of Incorporation or the Amended and Restated By-laws of the Company or the comparable organizational documents of any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, concession, franchise, license or other instrument (a "Contract") applicable to the Company or any of its subsidiaries or any of their respective properties or assets that is required to be filed as an exhibit to the SEC Documents or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this

Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (2) the filing with the SEC and the Nasdaq Stock Market, Inc. of (A) the Schedule 14D-9, (B) a proxy statement or information statement relating to the Company Stockholder Approval, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement") and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and
(4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on the Company or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

            SECTION 4.05. SEC Documents; Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since February 5, 1997 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents at the time they were filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes). Except as set forth in the Filed SEC Documents neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate, would have a material adverse effect on the Company.

            SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 or (iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and the Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

            SECTION 4.07. Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Filed SEC Documents, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been (i) any material adverse change (as defined in Section 10.03) in the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (w) any granting by the Company or any of its subsidiaries to any director or officer of the Company or its subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements or stock option agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (x) any granting by the Company or any of its subsidiaries to any director or officer of any stock options, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (y) any granting by the Company or any of its subsidiaries to any officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements, plans or arrangements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any director or officer, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would have a material adverse effect on the Company, (vi) any material change in accounting methods, principles or practices from those applied in the preparation of the most recent audited financial statements included in the Filed SEC Documents, except insofar as may have been required by a change in GAAP, or (vii) any tax election that individually or in the aggregate would have a material adverse effect on the Company.

            SECTION 4.08. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries as to which there is a reasonable likelihood of an adverse determination that individually or in the aggregate would have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its subsidiaries that individually or in the aggregate would have a material adverse effect on the Company.

            SECTION 4.09. Contracts. As of the date hereof, there are no contracts or agreements that are of a nature required to be filed as an exhibit under the Exchange Act and the rules and regulations promulgated thereunder. Neither the Company nor any of its subsidiaries is in violation of nor in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that individually or in the aggregate would not have a material adverse effect on the Company. As of the date hereof, the Company is not bound by any contract, agreement, arrangement or understanding with any affiliate of the Company that is currently in effect other than (i) agreements that are disclosed in the Filed SEC Documents or (ii) not of a nature required to be disclosed in the SEC Documents. The Company is not a party to or otherwise bound by any agreement or covenant not to compete or by any agreement or covenant restricting in any material respect the development, marketing or distribution of the Company's products and services.

            SECTION 4.10. Compliance with Laws. (a) Each of the Company and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity (collectively, "Legal Provisions") applicable to its business or operations, except for instances of possible noncompliance that individually or in the aggregate would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger or the transactions contemplated by this Agreement. Each of the Company and its subsidiaries has in effect all applicable Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations required under Environmental Laws (as hereinafter defined)

("Permits"), required for each of the Company and its subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under, or violation of, any such Permit, except in each case for the lack of such Permits and for defaults under, or violations of, such Permits, which lack, default or violation individually or in the aggregate would not have a material adverse effect on the Company.

            (b) The term "Environmental Laws" means any Federal, state or local statute, ordinance, rule, regulation, permit, license, judgment, order, decree or injunction relating to: (A) Releases (as defined in 42 U.S.C. ss. 9601(22)) or threatened Releases of Hazardous Material (as hereinafter defined) into the environment, (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material or (C) the health or safety of employees in the workplace environment. The term "Hazardous Material" means (1) hazardous substances (as defined in 42 U.S.C. ss.9601(14)),
(2) petroleum, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) asbestos and/or asbestos containing material, (5) PCBs or materials containing PCBs and (6) any material regulated as a medical waste or infectious waste.

            (c) To the knowledge of the Company, during the period of ownership or operation by the Company and its subsidiaries of any of their current owned or leased properties, there have been no Releases of Hazardous Material by the Company or any of its subsidiaries in, on, under or affecting such properties or any surrounding site, and, to the knowledge of the Company, neither the Company nor any of its subsidiaries has disposed of any Hazardous Material in a manner that has led, or could reasonably be anticipated to lead, to a Release, except in each case for those which individually or in the aggregate would not have a material adverse effect on the Company. The Company and its subsidiaries have not received any written notice of, or entered into any order, settlement or decree relating to: (A) any violation of any Environmental Laws or the institu tion or pendency of any suit, action, claim, proceeding or, to the knowledge of the Company, investigation by any Governmental Entity or any third party in connection with any alleged violation of Environmental Laws, (B) the response to or remediation of Hazardous Material at or arising from any of the Company's properties or any subsidiary's properties or (C) payment for, response to or remediation of Hazardous Material at or arising from any of the Company's properties or any subsidiary's properties, except in each case for any such notices, orders, settlements or decrees which individually or in the aggregate would not have a material adverse effect on the Company.

            SECTION 4.11. Absence of Changes in Benefit Plans; Labor Relations. Since the date of the most recent audited financial statements included in the Filed SEC Documents, there has not been any adoption or amendment (or any agreement to adopt or amend) in any material respect, other than as required by law, by the Company or any of its subsidiaries of any employment contract, collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any subsidiary (collectively, "Benefit Plans"). There exist no material employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its subsidiaries, and any current or former employee, officer or director of the Company. There are no collective bargaining or other labor union agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. Since January 1, 1997, neither the Company nor any of its subsidiaries has encountered any labor union organizing activity, nor had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

            SECTION 4.12. ERISA Compliance. (a) Schedule 4.12(a) to the Company Disclosure Schedule contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"),"employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries or any person or entity that, together with the Company and its subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company and each such other person or entity, a "Commonly Controlled Entity") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries. The Company has made available to

Parent true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (4) each trust agreement and group annuity contract relating to any Benefit Plan. Each Benefit Plan has been administered in material compliance with its terms. The Company, each of its subsidiaries and all the Benefit Plans are all in material compliance with applicable provisions of ERISA and the Code.

            (b) All Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any event occurred since the date of its most recent determination letter or application therefor that would adversely affect its qualification.

            (c) Neither the Company, nor any of its subsidiaries, nor any Commonly Controlled Entity has maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA.

            (d) Schedule 4.12(d) to the Company Disclosure Schedule lists all outstanding Stock Options as of April 24, 1998, showing for each such option:
(1) the number of shares issuable, (2) the number of vested and unvested shares,
(3) the date of grant and (4) the exercise price.

            (e) Except as provided by this Agreement, no employee of the Company or any of its subsidiaries will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits (other than the acceleration of vesting of Stock Options in accordance with the terms of the Company Stock Plans as in existence on the date hereof) under any Benefit Plan as a result of the transactions contemplated by this Agreement.

            (f) The deduction of any amount payable pursuant to the terms of the Benefit Plans will not be subject to disallowance under Section 162(m) of the Code.

            SECTION 4.13. Taxes. Each of the Company and its subsidiaries has filed all material tax returns and reports required to be filed by it and has paid, or established adequate reserves for, all material taxes required to be paid by it. No deficiencies for any taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years through the year ended December 31, 1992. The statute of limitations on assessment or collection of any Federal income taxes due from the Company or any of its subsidiaries has expired for all taxable years of the Company or such subsidiaries through the year ended December 31, 1992. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever (including all interest, penalties and additions imposed with respect to such amounts).

            SECTION 4.14. No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its subsidiaries who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.28OG-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 28OG(b)(1) of the Code). No such person is entitled to receive any additional payment from the Company or any of its subsidiaries, the Surviving Corporation or any other person (a "Parachute Gross-Up Payment") in the event that the excise tax of Section 4999(a) of the Code is imposed on such person. The Board of Directors of the Company has not granted to any officer, director or employee of the Company any right to receive any Parachute Gross-Up Payment.

            SECTION 4.15. Intellectual Property. (a) The Company and its subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trade secrets, trade names, service marks, copyrights and other proprietary intellectual property rights and computer programs which are material to the conduct of the business of the Company (collectively, the "Intellectual Property Rights"), and the Company will continue to own or be validly licensed or otherwise have the right to use such Intellectual Property Rights immediately after the Effective Time. No claim of infringement of any Intellectual Property Rights of any third party has been brought or, to the Company's knowledge, asserted against the Company or any of its subsidiaries in respect of the operation of the Company's or any subsidiary's business. To the knowledge of the Company, no person is infringing the rights of the Company or any subsidiary with respect to any Intellectual Property Rights that, individually or in the aggregate, would have a material adverse effect on the Company. Neither the Company nor any subsidiary has licensed, or otherwise granted, to any third party, any material rights in or to any Intellectual Property Rights.

            (b) To the Company's knowledge, each employee, agent, consultant or contractor who has materially contributed to or materially participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company, any of its subsidiaries or any predecessor in interest thereto either: (i) is a party to a "work-for-hire" agreement under which the Company or such subsidiary is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company, such subsidiary or such predecessor in interest, as applicable, all right, title and interest in such material.

            SECTION 4.16. State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the Stockholders Agreement and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement the provisions of
Section 203 of the DGCL to the extent, if any, such Section is applicable to the Offer, the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, this Agreement, the Stockholders Agreement or the transactions contemplated by this Agreement or the Stockholders Agreement.

            SECTION 4.17. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than BT Alex. Brown Incorporated, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement and the

Stockholders Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

            SECTION 4.18. Opinion of Financial Advisor. The Company has received the opinion of BT Alex. Brown Incorporated, dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion will be promptly delivered to Parent.


                                    ARTICLE V

                         Representations and Warranties
                                of Parent and Sub

            Parent and Sub represent and warrant to the Company as follows:

            SECTION 5.01. Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company complete and correct copies of its Certificate of Incorporation and By-Laws and the Certificate of Incorporation and By-Laws of Sub, in each case as amended to the date hereof.

            SECTION 5.02. Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of

Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub, and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Certificate of Incorporation or By-Laws of Parent or Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets that is required to be filed as an exhibit to Parent's filings with the SEC under the Exchange Act or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent, (y) impair in any material respect the ability of each of Parent and Sub to perform its obligations under this Agreement, as the case may be, or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated by this Agreement, except for (1) the filing of a premerger notification and report form under the HSR Act, (2) the filing with the SEC of (A) the Offer Documents and (B) such reports under Sections 13(a), 13(d) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "blue sky" laws of various states, the failure of which to be obtained or made would not, individually or in the aggregate, have a material adverse effect on Parent or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

            SECTION 5.03. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 7.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that (other than with respect to the Proxy Statement) no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

            SECTION 5.04. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

            SECTION 5.05. Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

            SECTION 5.06. Financing. At the expiration of the Offer and the Effective Time, Parent and Sub will have available all the funds necessary for the acquisition of all Shares pursuant to the Offer and to perform their respective obligations under this Agreement, including payment in full for all shares of Company Common Stock validly tendered into the Offer or outstanding at the Effective Time.


                                   ARTICLE VI

                                    Covenants

            SECTION 6.01. Covenants of the Company. (a) Conduct of the Business by the Company. Except for matters set forth in Schedule 6.01 of the Company Disclosure Schedule or otherwise expressly permitted by this Agreement, until the earlier of termination of this Agreement or the consummation of the Offer, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to (x) preserve intact their current business organization,
(y) keep available the services of their current officers and employees and (z) preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Schedule 6.01 of the Company Disclosure Schedule or otherwise expressly permitted by this Agreement, until the earlier of termination of this Agreement or the consummation of the Offer, the Company shall not, and shall not permit any of its subsidiaries to, without Parent's prior written consent:

            (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property), in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms) or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement and in accordance with their present terms and other than the issuance of shares of Company Common Stock pursuant to the terms of the 401(k) Plan and the ESPP to the extent of the share amounts set forth in Schedule 6.01(a)(ii) of the Company Disclosure Schedule);

            (iii) amend its Certificate of Incorporation, Amended and Restated By-laws or other comparable charter or organizational documents;

            (iv) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, including through the acquisition of any interest in any corporation, partnership, joint venture, association or other business organization or division thereof;

            (v) sell, lease, license, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice;

            (vi) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, or guarantee any debt securities of another person, other than short-term bank financing in the ordinary course of business consistent with past practice or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice;

            (vii) except as disclosed on Schedule 6.01(a)(vii) to the Company Disclosure Schedule, make or agree to make any new capital expenditure or expenditures, other than in the ordinary course of business consistent with past practice;

            (viii) except as required to comply with applicable law or agreements, plans or arrangements existing on the date hereof, (A) adopt, enter into, terminate or amend any employment contract, collective bargaining agreement or Benefit Plan, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases of cash compensation or cash bonuses to individuals (and not across-the-board actions) in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan or any other benefit plan or arrangement of the Company or its subsidiaries, (D) increase in any manner the severance or termination pay of any officer or employee, (E) enter any employment, consulting, severance, termination or indemnification agreement, arrangement or understanding with any current or former employee, officer or director, (F) except as permitted in clause
      (B), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder), (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (H) take any action to accelerate the vesting of, or cash out rights associated with, any Stock Options (except that appropriate action shall be taken to accelerate the vesting of all Stock Options outstanding as of the date hereof under the Data Labs, Inc. 1996 Stock Option Plan as of the consummation of the Offer);

            (ix) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than contracts for the sale of the Company's products in the ordinary course of business;

            (x) except as required by GAAP, make any material change in accounting methods, principles or practices;

            (xi) make any material tax election or enter into any settlement or compromise with respect to any material income tax liability; or

            (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

            SECTION 6.02. No Solicitation. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to, or take any other action designed or reasonably likely to facilitate any inquiries or the making of any proposal that constitutes any Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company and its subsidiaries, taken as a whole (other than the purchase of the Company's products in the ordinary course of business), or more than a 20% interest in the total voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of all or substantially all of its assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

            (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Offer, the Merger, this Agreement or the Stockholders Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Takeover Proposal.

            (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall promptly advise Parent orally and in writing of any inquiry with respect to a Takeover Proposal, request for nonpublic information (except in the ordinary course of business and not in connection with a possible Takeover Proposal) or of any Takeover Proposal known to it, the material terms and conditions of such inquiry, request or Takeover Proposal and the identity of the person making such inquiry, request or Takeover Proposal. The Company will promptly inform Parent of any change in the status and details (including amendments or proposed amendments) of any such inquiry, request or Takeover Proposal.

            (d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided however, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer, the Merger, or this Agreement or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

            SECTION 6.03. Other Actions. The Company shall not take any action that would reasonably be expected to result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) any of the Offer Conditions not being satisfied.


                                   ARTICLE VII

                              Additional Agreements

            SECTION 7.01. Company Stockholder Approval; Preparation of Proxy Statement. (a) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL.

            (b) If the Company Stockholder Approval is required by law, the Company shall, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent the opportunity to review and comment thereon. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event or information that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and mail to its stockholders and file with the SEC such an amendment or supplement. The Company shall not mail any Proxy Statement or any amendment or supplement thereto, to which Parent reasonably objects.

            (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

            SECTION 7.02. Access to Information. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all their properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available promptly to Parent upon request (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal or state securities laws or the federal tax laws, or state, local or foreign tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request (including the Company's outside accountants' work papers). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement dated April 2, 1998, between Parent and the Company (the "Confidentiality Agreement") shall apply to all information about the Company which has been furnished under this Agreement by the Company to Parent or Sub.

            SECTION 7.03. Reasonable Efforts. (a) Upon and subject to the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement, including using reasonable efforts to take the following actions: (i) the taking of all reasonable acts necessary to cause the Offer Conditions to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid an action or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholders Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consum mate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Stockholders Agreement. In connection with and without limiting the foregoing, but subject to the terms and conditions hereof, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, the Stockholders Agreement or any other transactions contemplated by this Agreement or the Stockholders Agreement, use all reasonable efforts to ensure that the Offer, the Merger and the other transactions contemplated by this Agreement or the Stockholders Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, this Agreement and the Stockholders Agreement and the other transactions contemplated by this Agreement and the Stockholders Agreement.

            (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or
(ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 7.04. Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans, as defined below) shall adopt such resolutions or take such other actions, if any, as may reasonably be required to effect the following:

            (i) adjust the terms of all outstanding options to purchase Company Common Stock (the "Stock Options") granted under any plan or arrangement providing for the grant of options to purchase Company Common Stock to current or former directors, officers, employees or consultants of the Company or its subsidiaries (the "Company Stock Plans"), whether vested pursuant to Section 6.01(a)(viii)(H) or otherwise vested by their terms (including as a result of the consummation of the transactions contemplated hereby), as necessary to provide that, at the consummation of the Offer, each Stock Option outstanding immediately prior to the consummation of the Offer shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Stock Option, the number of shares of common stock of Parent ("Parent Common Stock") determined by multiplying the number of shares of Company Common Stock subject to such Stock Option by a fraction (the "Conversion Fraction"), the numerator of which is $35.00 and the denominator of which is the average of the high and low sales prices of Parent Common Stock as reported by the New York Stock Exchange for three (3) trading days immediately preceding (but not including) the date of the consummation of the Offer, rounded down to the nearest whole share, at a price per share of Parent Common Stock equal to (A) the exercise price per share of Company Common Stock subject to such Stock Option immediately prior to the consummation of the Offer divided by (B) the Conversion Fraction (each, as so adjusted, an "Adjusted Option"), rounded up to the nearest one-hundredth of a cent; and

            (ii) make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the foregoing and the Merger.

            (b) The adjustments provided herein with respect to any Stock Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with
Section 424(a) of the Code.

            (c) Upon the consummation of the Offer, by virtue of the transactions contemplated hereby and without the need of any further corporate action, Parent shall assume the Company Stock Plans, with the result that all obligations of the Company under the Company Stock Plans, including with respect to Stock Options outstanding at the consummation of the Offer shall be obligations of Parent following the consummation of the Offer.

            (d) As soon as practicable following the consummation of the Offer, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options may remain outstanding.

            (e) As soon as practicable following the consummation of the Offer, Parent shall deliver to the holders of Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Stock Options and that such Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions currently applicable to such Stock Options (subject to the adjustments required by this Section 7.04). From and after the consummation of the Offer, and for a period no less than three months following the Merger, Parent and the Company shall take any necessary actions to provide that holders of Adjusted Options may elect, in accordance with reasonable procedures established by Parent from time to time, to transact a "cashless exercise procedure" in respect of their Adjusted Options.

            (f) A holder of an Adjusted Option may exercise such Adjusted Option in whole or in part in accordance with its terms by delivering a properly executed notice of exercise to Parent, together with the consideration therefor and the Federal withholding tax information, if any, required in accordance with the related Company Stock Plan.

            (g) Except as otherwise contemplated by this Section 7.04 or Section 6.01(a)(viii)(H) and except to the extent required under the respective terms of the Stock Options, all terms and conditions with respect to Stock Options awarded under the Company Stock Plans or any other plan, program or arrangement of the Company or any of its subsidiaries, to the extent that such terms and conditions shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth above.

            (h) Upon consummation of the Offer, in accordance with the terms of the ESPP, the ESPP and all options outstanding thereunder shall automatically terminate and each participant thereunder will be paid the outstanding balance of payroll deductions that are in his or her account thereunder at such time.

            SECTION 7.05. Employee Matters. (a) General. Upon the consummation of the Offer, Parent (and the Company) shall, or Parent shall cause Sub to, (i) employ each person who is an employee of the Company and its subsidiaries immediately prior to the consummation of the Offer, other than those individuals who are covered by retention agreements being entered into as of the date hereof with

Parent and the Company (the "Company Employees"), at the same base pay as in effect immediately prior to the consummation of the Offer, and (ii) provide benefits substantially similar in the aggregate to current Company benefits, or provide Company Employees who continue to be employed by the Company or Sub with the employee benefit plans and compensation provided by Parent to similarly situated employees in the Data Networking Systems division. Parent shall, or shall cause the Surviving Corporation to, grant to the Company Employees (including those individuals covered by the retention agreements referred to above) credit for purposes of determining eligibility to participate and vesting in Parent's or the Surviving Corporation's employee benefit plans for service with the Company and its subsidiaries. Parent shall waive any and all pre-existing condition limitations and exclusions and waiting periods that may otherwise apply to the Company Employees (including those individuals covered by the retention agreements referred to above) under the benefit plans of Parent and its affiliates, and Parent shall cause such Company Employees to receive full credit for amounts paid or accrued towards any deductible or copayment requirements incurred during the current plan year.

            (b) Gross-Up Payments. (i) In the event it shall be determined that in connection with the transactions contemplated by this Agreement, any payment, acceleration of vesting or distribution of any type to or for the benefit of any Company Employee listed on Schedule 7.05(b) to the Company Disclosure Schedule, whether paid or payable or distributed or distributable pursuant to any Benefit Plan or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then such Company Employee shall be entitled to receive from Parent an additional payment (a "Gross-Up Payment") in an amount such that after payment by such Company Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, such Company Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments.

            (ii) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination of the Gross-Up Payment hereunder, it is possible that Gross-Up Payments not made by Parent should have been made (an "Underpayment"), or that Gross-Up

Payments will have been made by Parent which should not have been made (an "Overpayment"). In either such event, the amount of the Underpayment or Overpayment that has occurred shall be determined as soon as practicable. In the case of an Underpayment, the amount of such Underpayment shall be promptly paid by Parent to or for the benefit of the applicable Company Employee. In the case of an Overpayment, the applicable Company Employee shall, at the direction and expense of Parent, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Parent, and otherwise reasonably cooperate with Parent to correct such Overpayment; provided, however, that (A) a Company Employee shall not in any event be obligated to return to Parent an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (B) this provision shall be interpreted in a manner consistent with the intent of the foregoing provisions, which is to make the Company Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Company Employee repaying to Parent an amount which is less than the Overpayment.

            SECTION 7.06. Directors. Promptly upon the acceptance for payment of, and payment for, Shares by Sub pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company's Board of Directors equal to the product of (i) the total number of directors on the Company's Board of Directors and (ii) the percentage that the number of Shares purchased by Sub in the Offer bears to the number of Shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected by its existing Board of Directors; provided, however, that in the event that Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors of the Company on the date of this Agreement and who are not officers of the Company or any of its subsidiaries (the "Independent Directors") and; provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors of the Company on the date hereof shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to, and to constitute a majority of the Company's Board of Directors as provided above.

            SECTION 7.07. Fees and Expenses. All fees and expenses incurred in connection with the Offer, the Merger, this Agreement, the Stockholders Agreement and the transactions contemplated by this Agreement and the Stockholders Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

            SECTION 7.08. Indemnification. (a) From and after the consummation of the Offer, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect at such time between the Company and each person who is or was a director or officer of the Company at or prior to the Effective Time and (ii) any indemnification provisions under the Company's Certificate of Incorporation or Amended and Restated By-laws as each is in effect on the date hereof (the persons to be indemnified pursuant to the agreements or provisions referred to in clauses (i) and (ii) of this Section 7.08(a) shall be referred to as, collectively, the "Indemnified Parties"). The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Certificate of Incorporation and By-laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party.

            (b) This Section 7.08 shall survive the consummation of the Merger, is intended to be for the benefit of, and enforceable by, the Company, Parent, the Surviving Corporation and each Indemnified Party and such Indemnified Party's heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

            SECTION 7.09. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its directors by any stockholder of the Company relating to the Offer, the Merger, this Agreement or the Stockholders Agreement without the prior written consent of Parent, which consent shall not be unreasonably withheld. The Company shall give Parent the opportunity to participate in the defense or settlement of any Stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and the Option Agreement. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Offer, the Merger or the transactions contemplated by the Stockholders Agreement and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Offer, the Merger or the transactions contemplated by the Stockholders Agreement.


                                  ARTICLE VIII

                                   Conditions

            SECTION 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the following conditions:

            (a) Company Stockholder Approval. If required by applicable law, the Company Stockholder Approval shall have been obtained.

            (b) No Injunctions or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

            (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer.


                                   ARTICLE IX

                            Termination and Amendment

            SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company (provided, however, that if the Shares are purchased pursuant to the Offer, neither Parent nor Sub may in any event terminate this Agreement):

            (a) by mutual written consent of Parent and the Company;

            (b) by either Parent or the Company:

                  (i) if Sub shall not have accepted for payment any Shares
            pursuant to the Offer prior to October 9, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to (1) Parent, if Sub shall have breached its obligations under the second to the last sentence of
            Section 1.01(a) or (2) any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of representation or warranty under this Agreement by such party; or

                  (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

            (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach or failure to perform by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (ii) cannot be cured, or has not been cured within 30 days after the Company receives written notice from Parent of such breach or failure to perform; or

            (d) by the Company in the event of a material breach or failure to perform in any material respect by Parent or Sub of any representation, warranty, covenant or other agreement contained in this Agreement which cannot be cured, or has not been cured within 30 days after Parent or Sub receives written notice from the Company of such breach or failure to perform.

            SECTION 9.02. Effect of Termination. (a) In the event of a termination of this Agreement by either the Company or Parent or Sub as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to the last sentence of
Section 1.02(c), Section 4.18, Section 5.05, the last sentence of Section 7.02,
Section 7.07, this Section 9.02 and Article X; provided, however, that nothing herein shall relieve any party for liability for any wilful breach hereof.

            (b) In the event of a termination pursuant to Section 9.01(a) or (b) of this Agreement or the failure otherwise to consummate the Offer by October 9, 1998, Parent shall, or shall cause an affiliate to, purchase available products of the Company in the aggregate amount of at least (i) $50 million during the first 12 month period from the earlier of (x) October 9, 1998 or (y) the date of such termination and (ii) $100 million during the succeeding 12 month period, in each case, on an approximately level order basis throughout the period pursuant to the Company's standard form of purchase agreement and subject to the terms (including price and applicable discounts) and conditions contained in the Agreement No. LFM017D between Parent and the Company (the "Purchase Commitment"). Each of the

Company and the Parent shall use their best efforts to agree upon the type of available products and to schedule their delivery consistent with the Company's operations in the ordinary course but the failure to agree upon the products to be purchased and sold pursuant to this proviso shall not change Parent's obligation to purchase products of the Company in such amounts in such periods. Notwithstanding the foregoing, Parent shall have the right to terminate the Purchase Commitment at any time upon delivery of written notice to the Company following a Change of Control (as defined below) of the Company. Such termination shall not affect issued and open purchase orders. A "Change of Control" of the Company shall mean: (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the then outstanding shares of Company Common Stock; (2) individuals who, as of the date hereof, constitute the board of directors (or any successor body performing similar functions) of the Company (the "Board", and as constituted on the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by such party's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; (3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a "Business Combination"), unless, following such Business Combination, the individuals and entities who were the beneficial owners of the Company Common Stock outstanding immediately prior to such Business Combination beneficially own, immediately after consummation of such Business Combination, more than 75% of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination; or (4) consummation of the acquisition of a company or the assets and liabilities of a company if the individuals and entities who were beneficial owners of the Company Common Stock immediately prior to such acquisition would fail to own, directly or indirectly, more than 75% of the Company Common Stock after the acquisition.

            SECTION 9.03. Amendment. This Agreement may be amended by the parties hereto, by duly authorized action taken, at any time before or after obtaining the Company

Stockholder Approval, but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration and, after the Company Stockholder Approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Following the election or appointment of Sub's designees pursuant to Section 7.06 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement, (iii) extend the time for performance of Parent and Sub's respective obligations under this Agreement or (iv) take any action to amend or otherwise modify the Company's Certificate of Incorporation or Amended and Restated By-laws (or similar governing instruments of the Company's subsidiaries) in violation of Section 7.08.

            SECTION 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, subject to Section 9.03, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                    ARTICLE X

                                  Miscellaneous

            SECTION 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Sub pursuant to the Offer. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including Section 7.08.

            SECTION 10.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent or Sub, to

                Lucent Technologies Inc.
                600 Mountain Avenue
                Room 6A 311
                Murray Hill, NJ 07974

                Attention: Pamela F. Craven
                           Vice President--Law

                Telecopy No.: Separately supplied

                with a copy to:

                Cravath, Swaine & Moore
                Worldwide Plaza
                825 Eighth Avenue
                New York, NY 10019-7475

                Attention: Robert I. Townsend, III, Esq.

                Telecopy No.: Separately supplied

                and

            (b) if to the Company, to

                Yurie Systems, Inc.
                8301 Professional Place
                Landover, MD 20785

                Attention: Secretary

                Telecopy No.: Separately supplied

                with copies to:

                John J. McDonnell, Esq.
                7315 Wisconsin Avenue, Suite 245E
                Bethesda, MD 20814

                Telecopy No.: Separately supplied

                and

                Fried, Frank, Harris, Shriver & Jacobson
                1001 Pennsylvania Avenue
                Suite 800
                Washington, D.C. 20004-2505

                Attention: Richard A. Steinwurtzel, Esq.

                Telecopy No.: Separately supplied

            SECTION 10.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse change" or

"material adverse effect" means, when used in connection with the Company or Parent, as the case may be, any change or effect that is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of either the Company and its subsidiaries or Parent and its subsidiaries, as the case may be, in each case taken as a whole, other than changes or effects to (i) occurrences relating to the economy in general or such entity's industry in general and not specifically relating to such entity, (ii) the loss of personnel, customers or suppliers or the delay or cancellation of orders for the Company's products or similar occurrences caused by or arising out of the announcement of this Agreement and the transactions contemplated hereby or (iii) in the case of the Company, litigation brought or threatened against the Company or any member of its Board of Directors in respect of this Agreement, the Offer or the Merger (other than litigation brought or threatened by a Governmental Entity).

            SECTION 10.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

            SECTION 10.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the other agreements, contracts, documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 7.04 and 7.08 hereof, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            SECTION 10.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any applicable conflicts of law principles.

            SECTION 10.07. Publicity. Except as otherwise required by law (including Rule 14d-9 promulgated under the Exchange Act), court process or the rules of the NYSE (with respect to Parent or Sub) or the Nasdaq National Market (with respect to the Company) or as contemplated or provided elsewhere herein, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

            SECTION 10.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence but without relieving any party hereof of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 10.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the partes shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the State of Delaware or of any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the State of Delaware or a Delaware state court.

            SECTION 10.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                              LUCENT TECHNOLOGIES INC.

                                by /s/ William T. O'Shea
                                   --------------------------
                                   Name:   William T. O'Shea
                                   Title:  Vice President


                               REINDEER ACQUISITION, INC.,

                                by /s/ Paul D. Diczok
                                   --------------------------
                                   Name:   Paul D. Diczok
                                   Title:  Vice President


                              YURIE SYSTEMS, INC.


                                by /s/ Jeong H. Kim
                                   --------------------------
                                   Name:   Jeong H. Kim
                                   Title:  CEO and Chairman

                                                                       EXHIBIT A

                             Conditions of the Offer

            Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares on the date of purchase) (the "Minimum Condition") and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, in accordance with
Section 9.01, terminate this Agreement or amend the Offer with the consent of the Company, if, upon the scheduled expiration date of the Offer (as extended, if required, pursuant to the second to the last sentence of Section 1.01(a)) and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists and is continuing and does not result principally from the breach by Parent or Sub of any of their obligations under this Agreement:

            (a) there shall be instituted or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement or the Stockholders Agreement or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of Parent's subsidiaries of a material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company or Parent and its subsidiaries, taken as a whole, in each case as a direct result of the Offer or any of the other transactions contemplated by this Agreement or the Stockholders Agreement or (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company;

            (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, by any Governmental Entity or court, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that would result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

            (c) there shall have occurred any material adverse change with respect to the Company since the date of this Agreement;

            (d) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer;

            (e) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under this Agreement, which failure to perform or comply cannot be cured, or has not been cured within 30 business days after the Company receives written notice from Parent of such breach or failure to perform; or

            (f) this Agreement shall have been terminated in accordance with its terms;

which, in the good faith judgment of Parent or Sub, in its sole discretion, make it inadvisable to proceed with such acceptance of Shares for payment or the payment therefor.

            The foregoing conditions are for the sole benefit of Parent and Sub and (except for the Minimum Condition) may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                                                                       EXHIBIT B

                          Certificate of Incorporation
                          of the Surviving Corporation

            As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended by deleting Articles FIRST through TENTH thereof in their entirety and replacing them with the following:

            FIRST: The name of the corporation (hereinafter called the "corporation") is Yurie Systems, Inc.

            SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, Delaware, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

            THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one thousand, with a par value of $.01 per share. All such shares are of one class and are shares of Common Stock.

            FIFTH: The name and the mailing address of the incorporator are as follows:

            NAME                    MAILING ADDRESS

            Janet E. O'Rourke       600 Mountain Avenue
                                    Room 3C503
                                    Murray Hill, New Jersey 07974

            SIXTH: The corporation is to have perpetual existence.

            SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of ss. 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of ss. 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

            EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation, and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

            1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

            2. After the original or other Bylaws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of ss. 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of ss. 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders

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      entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

            3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of ss. 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

            NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

            TENTH: The corporation shall, to the fullest extent permitted by the provisions of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

            ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended,

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      altered, or repealed, and other provisions authorized by the laws of the
      State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.